CERTIFICATE OF DESIGNATION

OF

HII TECHNOLOGIES, INC.

A Delaware Corporation

HII Technologies, Inc., a Delaware corporation (the “Corporation”), acting pursuant to Section 151 of the General Corporation Law of the State of Delaware, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Series A Convertible Preferred Stock (the “Certificate”).

1.

The name of the Corporation is HII Technologies, Inc.

2.

The Corporation, in its Certificate of Incorporation, has authorized 10,000,000 shares of preferred stock.  By resolution, the Board of Directors of the Corporation has designated 3,000 shares of preferred stock authorized by the Certificate of Incorporation as Series A Preferred Stock.  No shares of Series A Preferred Stock have been issued.

3.

Pursuant to authority given by the Corporation’s Certificate of Incorporation, the Board of Directors of the Corporation has duly adopted the following recital and resolution:

WHEREAS, Article IV of the Certificate of Incorporation of the Corporation authorizes this Corporation to issue 10,000,000 shares of preferred stock, $0.001 par value per share, issuable from time to time in one or more series (the “Preferred Stock”).

RESOLVED, the Board (as defined below) hereby establishes and designates a class of 3,000 shares of its Preferred Stock, designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”).  The rights, preferences, and privileges of the Series A Preferred Stock are set forth in this Certificate.

1.

Definitions.  For purposes of this Certificate the following definitions shall apply and shall be equally applicable to both the singular and plural forms of the defined terms:

1.1.

 “Affiliate” of any Person shall mean any Person who directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.  For the purposes of this definition, “control” has the meaning specified as of the date hereof for that word in Rule 405 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

1.2.

“Board” shall mean the Board of Directors of the Corporation.

1.3.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

1.4.

“Conversion Rights” shall have the meaning set forth in Section 5 below

1.5.

“Conversion Stock” shall mean the Common Stock into which the Series A Preferred Stock is convertible and the Common Stock issued upon such conversion.

1.6.

“Corporation” shall mean HII Technologies, Inc., a Delaware corporation.

1.7.

 “Dividend Rate” shall mean ten percent (10%) of the Stated Value per share per annum.

1.8.

 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.9.

 “Liquidation Price” shall mean the sum of (i) the Stated Value per share of Series A Preferred Stock plus (ii) unpaid dividends thereon, whether declared and unpaid or accrued but undeclared, up to and including the date full payment shall be tendered to the holders of Series A Preferred Stock.

1.10.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities, governments, agencies and political subdivisions.

1.11.

“Securities Act” shall mean the Securities Act of 1933, as amended.

1.12.

“Series A Conversion Price” shall have the meaning set forth in Section 5.1 below.

1.13.

“Stated Value” shall mean $1,000.00.

2.

Voting Rights.

2.1.

General.  In addition to the other rights provided in this Certificate, by agreement or by law, the holders of the Series A Preferred Stock and the holders of the Common Stock shall vote together as a single class on all actions to be taken by the shareholders of the Corporation.  At all meetings of the shareholders of the Corporation and in the case of any actions of shareholders in lieu of a meeting, each holder of the Series A Preferred Stock shall have that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number) into which such holder’s shares of Series A Preferred Stock are then convertible, as provided in Section 5, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected.  This provision for determination of the number of votes to which each holder of the Series A Preferred Stock is entitled shall also apply in cases in which the holders of the Series A Preferred Stock have the right to vote together as a separate class pursuant to Section 2.2.

2.2.

Additional Class Votes by the Series A Preferred Stock.  For so long as at least 1,000 shares of Series A Preferred Stock remain outstanding (appropriately adjusted to reflect stock splits, stock dividends, reorganizations and capitalization changes), the Corporation shall not, without the affirmative vote of holders of at least fifty (50%) of the then outstanding shares of Series A Preferred Stock (voting as a separate class), do any of the following:

A.

take any action that constitutes or results in amendment or waiver of any provision of the Corporation’s Certificate of Incorporation or Bylaws if such amendment or waiver in any way affects, alters or changes any existing rights, preferences, privileges or provisions relating to the Series A Preferred Stock or the holders thereof; or

B.

increase or decrease the authorized number of shares of Series A Preferred Stock; or

C.

authorize, issue or otherwise create (by reclassification or otherwise) any new class of capital stock of the Corporation having priority over the Series A Preferred Stock as to dividends or the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of the Corporation.

3.

Dividends.

3.1.

Dividend Preference.  The holders of each share of the Series A Preferred Stock then outstanding shall be entitled to receive cumulative cash dividends, at the annual Dividend Rate, out of any funds and assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend payable on the Common Stock, payable quarterly on the last day of March, June, September, and December of each year beginning September 30, 2014.  Such dividends shall accrue with respect to each share of Series A Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus, or other funds legally available for the payment of dividends, and shall be cumulative so that, if such dividends on the Series A Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any other shares of capital stock of the Corporation.  Such cumulative dividends shall be payable only if, as, and when declared by the Board; provided, however, that such cumulative dividends, if declared or if accrued but undeclared, will be automatically payable, upon any liquidation event described in Section 4.  No accumulation of dividends on the Series A Preferred Stock shall bear interest.

3.2.

Other Dividends.  Except as set forth in Section 3.1 above, the Corporation shall not declare, pay, or set apart for payment any dividend or other distribution with respect to any shares of capital stock of the Corporation for any period, whether before or after the effective date of this Certificate, unless and until declared by the Board.  Dividends on shares of capital stock of the Corporation shall be payable, whether payable in cash or other property, only out of funds legally available therefor.

3.3.

Non-Cash Dividends.  Whenever a dividend provided for in this Section 3 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

4.

Liquidation Rights.

4.1.

Preference of Series A Preferred Stock.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment, declaration, or setting apart for payment of any amount shall be made in respect of the Common Stock or any other shares of capital stock of the Corporation, an amount equal to the Liquidation Price per share of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up.  If, upon any liquidation, dissolution, or winding up of the

Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the full Liquidation Price, then all of the assets of the Corporation shall be distributed solely and ratably to the holders of the Series A Preferred Stock.

4.2.

Remaining Assets.  If the assets of the Corporation available for distribution to the Corporation’s shareholders exceed the aggregate amount payable to the holders of the Series A Preferred Stock pursuant to Section 4.1 hereof, then after the payments required by Section 4.1 shall have been made the Corporation’s remaining assets shall be distributed pro rata, on a per share basis, among the holders of the Common Stock.

4.3.

Notice.  Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or, if to non-U.S. residents, by facsimile, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

4.4.

Determination of Consideration.  To the extent any distribution pursuant to Section 4.1 or Section 4.2 consists of property other than cash, the value thereof shall, for purposes of Section 4.1 or Section 4.2, be the fair value at the time of such distributions as determined in good faith by the Board.

4.5.

Conversion Prior to Liquidating Distributions.  Any holder of Series A Preferred Stock may, at its option, convert all or a portion of its shares into Common Stock upon a liquidation, dissolution or winding up of the Corporation and thereby receive distributions with the holders of the Common Stock in lieu of receiving distributions as a holder of the Series A Preferred Stock.

5.

Conversion.  The holders of the Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

5.1.

Optional Conversion of the Series A Preferred Stock.  Any or all shares of the Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the first issuance of shares of Series A Preferred Stock by the Corporation and from time to time, at the office of the Corporation or any transfer agent for the Common Stock, into such whole number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1,000.00 by the Series A conversion price (determined as hereinafter provided) in effect at the time of conversion and then multiplying such quotient by the number of shares of Series A Preferred Stock to be converted.  The Conversion Price at which shares of Common Stock shall be deliverable upon conversion without the payment of any additional consideration by the holder thereof shall initially be $0.70 (the “Series A Conversion Price”).  Such initial Series A Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series A Preferred Stock is convertible, as hereinafter provided.

5.2.

Automatic Conversion of the Series A Preferred Stock.  If at any time (a) (i) during any period of sixty (60) consecutive trading days (the “Period”), the closing price per share of the Common Stock, as reported on a national securities exchange, the NASDAQ NMS or Small

Cap Market, the OTC Markets or the OTC Bulletin Board, equals or exceeds $1.60 (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes, and all other events contemplated in Section 5.6) for forty (40) of such 60 trading days during the Period, (ii) during the Period, the average daily reported volume of trading in the Common Stock, as reported on a national securities exchange, the NASDAQ NMS or Small Cap Market, the OTC Markets or the OTC Bulletin Board, equals or exceeds 50,000 shares, and (iii) upon the expiration of the Period, the Conversion Stock may be freely sold by each holder of the Series A Preferred Stock (other than any Affiliate of the Corporation) without volume restrictions (either pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act); (b) the holders of at least fifty-percent (50%) of the outstanding shares of Series A Preferred Stock shall vote at a meeting or consent in writing to the conversion of the Series A Preferred Stock into shares of Common Stock or (c) on June 30, 2017, all outstanding shares of Series A Preferred Stock shall automatically convert into shares of Common Stock as provided for in Section 5.1.

5.3.

Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose).  Such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon such aggregate conversion.

5.4.

Mechanics of Optional Conversion.  Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give at least five (5) days’ prior written notice to the Corporation at such office that such holder elects to convert the same or such portion thereof as such holder elects to convert and shall state therein such holder’s name or the name of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Series A Preferred Stock so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof.  Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the Series A Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the record holder thereof to all rights in respect of the shares of Series A

Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

5.5.

Mechanics of Automatic Conversion.  The Corporation shall use reasonable efforts to provide all holders of record of shares of Series A Preferred Stock with at least twenty (20) days’ prior written notice of the anticipated date of any automatic conversion referenced in Section 5.2 and at least five (5) days’ prior written notice of the actual date of such conversion.  Each such notice shall designate a place for automatic conversion of all of the shares of such Series A Preferred Stock.  Such notices will be sent by mail, first class, postage prepaid to each record holder of Series A Preferred Stock at such holder’s address appearing on the Corporation’s stock register, or by overnight courier service in the case of the notice prior to the actual date of conversion.  On or before the date fixed for conversion, each holder of shares of Series A Preferred Stock shall surrender such holder’s certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock or other securities to which such holder is entitled. Failure to provide such notice shall not affect the validity of automatic conversion hereunder.  On the date fixed for conversion, all rights with respect to the Series A Preferred Stock will terminate, except only (i) any rights to receive declared but unpaid and accrued but undeclared dividends with a record date preceding the date of conversion, and (ii) the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock or other securities into which such Series A Preferred Stock has been converted.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by her, his or its attorney duly authorized in writing.  All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  As soon as practicable after the date of such automatic conversion and the surrender of the certificate or certificates for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or to her, his or its written order, a certificate or certificates for the number of full shares of Common Stock or other securities issuable on such conversion in accordance with the provisions hereof.

5.6.

Certain Adjustments to Conversion Price for Stock Splits, Dividends, Mergers, Reorganizations, Etc.

A.

Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall, after the Final Closing Date, be subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Series A Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall be adjusted so that the registered holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock and other securities which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event.  An adjustment made pursuant to this subparagraph (A) shall become effective immediately after the record date in the case of a dividend or other distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

B.

Adjustment for Merger or Reorganization, Etc.  In the event of a reclassification, reorganization or exchange (other than described in Section 5.6(A) above) or any merger, acquisition, consolidation or reorganization of the Corporation with another Corporation, each share of Series A Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series A Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or acquisition had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

C.

Duration of Adjusted Conversion Price.  Following each computation or readjustment of an adjusted Series A Conversion Price as provided above in this Section 5, the new adjusted Series A Conversion Price shall remain in effect until a further computation or readjustment thereof is required by this Section 5.

D.

Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request, at any time, of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth:  (i) such adjustments and readjustments; (ii) the applicable Series A Conversion Price at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

5.7.

Conversion Limitations.

A.

No holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5.1, and no conversion of Series A Preferred Stock into shares of Common Stock pursuant to Section 5.2 shall occur, to the extent such conversion would result in the holder of such Series A Preferred Stock, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock of the Corporation.  Since the holders of Series A Preferred Stock will not be obligated to report to the Corporation the number of shares of Common Stock it may beneficially hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by such holder of Series A Preferred Stock or an affiliate thereof, the holder of such Series A Preferred Stock shall have the authority and obligation to determine whether and the extent to which the restriction contained in this Section will limit any particular conversion hereunder.  The provisions of this Section may be waived by the holder of Series A Preferred Stock upon not less than 61 days’ prior notice to the Corporation.

B.

No holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5.1, and no conversion of Series A Preferred Stock into shares of Common Stock pursuant to Section 5.2 shall occur, to the extent such conversion would require the Corporation to issue shares of Common Stock in excess of the Corporation’s then sufficient authorized and unissued shares of Common Stock.

C.

If an automatic conversion pursuant to Section 5.2 cannot occur as a result of this Section 5.7, the shares of Series A Preferred Stock shall automatically convert pursuant to Section 5.2, without further action of the Corporation or the holder of such Series A Preferred Stock, at such time when the limitation threshold preventing the conversion to occur ceases to exist.

5.8.

Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any capital reorganization of the Corporation, any reclassification or recapitalization of the Corporation’s capital stock, any consolidation or merger with or into another Corporation, any transfer of all or substantially all of the assets of the Corporation or any dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the date specified for the taking of a record, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

5.9.

Additional Notices.  In the event the Corporation shall propose to take any action of the types described in Section 5.6 the Corporation shall give notice to each holder of shares of Series A Preferred Stock, which notice shall specify the record date, if any, with respect to such action and the date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be at the date of such notice) on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock.  In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least ten (10) days prior to the taking of such proposed action.

5.10.

Payment of Taxes.  The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

6.

No Reissuance of Series A Preferred Stock.  No share or shares of Series A Preferred Stock acquired by the Corporation by reason of conversion, or otherwise shall be reissued.

7.

Notices.  Unless otherwise specified in the Corporation’s Certificate of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series A Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

8.

No Preemptive Rights.  Holders of Series A Preferred Stock shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.

The undersigned, Matthew C. Flemming, Chief Executive Officer and President of HII Technologies, Inc., hereby declares and certifies under penalty of perjury that the foregoing Certificate is the act and deed of the Corporation and that the facts herein stated are true.

Executed at Houston, Texas on June 11, 2014.

HII TECHNOLOGIES, INC.

/s/ Matthew C. Flemming

By:_________________________________

Matthew C. Flemming, Chief Executive Officer and President